EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
April 8, 2004	Barbara B. Forbes
Director of Investor Relations
713-374-4870

NUEVO ENERGY ANNOUNCES THE SALE OF
THE MARINE 1 PERMIT

HOUSTON — Nuevo Energy Company (NYSE: NEV) today announced that it signed a stock sale agreement with Perenco, S.A. to sell its interest in the Marine 1 Permit (“Permit”), offshore the Republic of Congo, for $62 million, subject to certain consents and reviews. The sale is effective January 1, 2004 and the final sales price will be offset by working capital adjustments and net cash flow from the effective date to the closing date. Nuevo has a non-operating 50% working interest (37.5% average net revenue interest) in the Permit which includes the Yombo and Masseko Fields and a 50% interest in a floating production, storage and off-loading vessel. In 2003, production from the Permit averaged 4.8 thousand barrels of oil equivalent per day net to Nuevo.

Nuevo Energy Company is a Houston, Texas-based company primarily engaged in the acquisition, exploitation, development, exploration and production of crude oil and natural gas. Nuevo’s domestic producing properties are located onshore and offshore California and in West Texas. Nuevo is the largest independent producer of crude oil and natural gas in California. The Company’s international producing property is located offshore the Republic of Congo in West Africa. To learn more about Nuevo, please refer to the Company’s internet site at http://www.nuevoenergy.com.

This press release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release, including without limitation, estimated quantities and net present value of reserves, estimated production volumes, business strategies, plans and objectives of management of the Company for future operations and covenant compliance and capital expenditures are forward-looking statements. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurances that such assumptions will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations (“Cautionary Statements”) and projections include volatility in oil and gas prices, operating risks, the risks associated with reserve replacement, competition from other companies and other factors set forth in the Company’s Annual Report on Form 10-K and other filings made with the SEC and incorporated herein. All subsequent written and oral forward-looking statements and projections attributable to the Company or to persons acting on its behalf are expressly qualified by the Cautionary Statements.

###

5